Exhibit 99.1

eMerge Interactive Reaches Agreement for $7 Million Private Placement Financing

SEBASTIAN, Fla., Jan. 23 — eMerge Interactive, Inc. (Nasdaq: EMRG), a technology company providing VerifEYE(TM) food safety systems, individual-animal tracking and database management services to the beef-production industry, today announced it has reached an agreement for the private placement of common stock and warrants with institutional investors to raise $7 million in proceeds. As part of the transaction, eMerge will sell 2,333,333 common shares at $3.00 per share and issue warrants to purchase an additional 830,508 common shares at an exercise price of $3.6875 per share. The transaction, which is subject to customary closing conditions, also provides the investors the right to invest an additional $2,491,524 in exchange for 830,508 common shares, or $3.00 per share, at any time prior to the 60th trading day following the date that the registration statement covering the common shares is declared effective by the Securities and Exchange Commission.

“The $7 million in proceeds from this transaction, combined with our current cash on hand and the recently announced accelerated lease payments from the Excel Corporation, will strengthen our balance sheet significantly and will provide the Company with over $10 million in working capital to execute its business plan,” stated David C. Warren, eMerge’s Chief Executive Officer and President.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. eMerge has agreed to file a registration statement with respect to the resale of the shares. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company providing VerifEYE(TM) food safety systems, individual-animal tracking and database management services to the beef production industry. The Company’s individual animal- tracking technologies include CattleLog(TM), an exclusive data-collection and reporting system that enables beef-verification and branding. The Company’s food-safety technologies include VerifEYE(TM), a meat-inspection system that was developed and patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its national and international commercialization.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

For additional information regarding this press release contact:

Juris Pagrabs, Chief Financial Officer, eMerge Interactive at 772-581-9741.